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                                                                    Exhibit 99.1



IMMUNOGEN CONTACT:           Mitchel Sayare, Ph.D.
                             Chairman and CEO
                             ImmunoGen, Inc.
                             (781)769-4242
                             www.immunogen.com

GENENTECH CONTACTS:          www.gene.com

                             Media Contact:
                             Sabrina Johnson (650)225-2742

                             Investor Contact:
                             Mike Burchmore (650)225-8852


FOR IMMEDIATE RELEASE

            ImmunoGen and Genentech Form Multi-Product Collaboration
                       to Develop Tumor-Activated Prodrugs

CAMBRIDGE, Mass. and SOUTH SAN FRANCISCO, Calif., May 8, 2000 - ImmunoGen, Inc. (Nasdaq: IMGN) and Genentech, Inc. (NYSE: DNA) today announced a second collaboration between the two companies. This second collaboration provides Genentech with broad access to ImmunoGen's maytansinoid Tumor-Activated Prodrug
(TAP) technology for use with proprietary antibodies. The multi-year agreement provides Genentech with a license to utilize ImmunoGen's maytansinoid TAP platform in its antibody product research efforts and an option to obtain exclusive product licenses for a limited number of antigen targets over the agreement's five-year term.

The agreement provides for an up-front technology access fee of $3 million and potential milestone payments--assuming benchmarks are met--of up to nearly $40 million per antigen target, and royalties on net sales of resulting products. Genentech will be responsible for manufacturing, product development and marketing of any products developed through the collaboration; ImmunoGen will be reimbursed for any preclinical materials that it makes under the agreement. The agreement can be renewed for one subsequent three-year period, for an additional technology access fee. Genentech is developing a Herceptin TAP conjugate under a separate, previously announced, agreement with ImmunoGen.

"On May 4, we announced a separate license agreement for Genentech to develop a Herceptin TAP conjugate. Today's broad collaboration, using our technology with a series of Genentech antibodies, is testimony to the value of ImmunoGen's TAP technology platform with a wide range of antibodies," said Mitchel Sayare, Ph.D., Chairman and CEO of ImmunoGen, Inc. "This collaboration is an important element of our overall strategy to leverage our technology platform as broadly as we can."

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures and markets human pharmaceuticals for significant unmet medical needs. Thirteen of the approved products of biotechnology stem from Genentech science. Genentech markets seven products directly in the United States. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA.

ImmunoGen, Inc. develops innovative biopharmaceuticals, primarily for cancer treatment. The Company has created potent tumor-activated prodrugs, consisting of drugs coupled to monoclonal antibodies, for delivery to and destruction of cancer cells. The most advanced TAP, huC242-DM1/SB-408075, designed to treat colorectal and pancreatic cancer, is in a Phase I/II human clinical study. In addition to its maytansinoid platform of TAPs, the Company is working on other proprietary TAP platforms comprising agents, such as taxanes, which exert cell-killing activity via different mechanisms of action.

This press release includes forward-looking statements based on management's current expectations. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the ability to secure future funding; the success of the Company's research strategy; the applicability of the discoveries made therein; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing and results of preclinical studies; delayed achievements of milestones; reliance on collaborators; uncertainty as to whether the Company's potential products will succeed in entering human clinical trials and uncertainty as to the results of such trials; uncertainty as to whether adequate reimbursement for these products will exist from the government, private healthcare insurers and third-party payors; and the uncertainties as to the extent of future government regulation of the pharmaceutical business.
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